EXHIBIT 99.1

Zoetis Announces First Quarter 2023 Results
•Reports Revenue of $2.0 Billion, Growing 1%, and Net Income of $552 Million, or $1.19 per Diluted Share, Decreasing 7% and 6%, Respectively, on a Reported Basis for First Quarter 2023
•Delivers 4% Operational Growth in Revenue and a 3% Operational Decline in Adjusted Net Income for First Quarter 2023
•Reports Adjusted Net Income of $607 Million, or Adjusted Diluted EPS of $1.31, for First Quarter 2023
•Maintains Full Year 2023 Revenue Guidance of $8.575 - $8.725 Billion, with Diluted EPS of $5.03 to $5.14 on a Reported Basis, or $5.34 to $5.44 on an Adjusted Basis
◦Maintains Full-Year Operational Revenue Growth of 6% to 8% and Full-Year Operational Growth in Adjusted Net Income of 7% to 9%

PARSIPPANY, N.J. – May 4, 2023 – Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2023 and maintained its guidance for full year 2023.

The company reported revenue of $2.0 billion for the first quarter of 2023, an increase of 1% compared with the first quarter of 2022. On an operational1 basis, revenue for the first quarter of 2023 increased 4% compared with the first quarter of 2022, excluding the impact of foreign currency. Net income for the first quarter of 2023 was $552 million, or $1.19 per diluted share, a decrease of 7% and 6%, respectively, on a reported basis.

Adjusted net income2 for the first quarter of 2023 was $607 million, or $1.31 per diluted share, which declined 3% and 1%, respectively, on a reported and operational basis. Adjusted net income for the first quarter of 2023 excludes the net impact of $55 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

EXECUTIVE COMMENTARY
“Today, we reported solid first-quarter results of 4% operational growth in revenue, as expected, based on our diverse portfolio and strength in international markets,” said Kristin Peck, Chief Executive Officer of Zoetis. “Our International segment led the way, growing revenue 10% operationally, and was partially offset by a decline of 1% in the U.S. Our livestock portfolio drove our results, with 12% operational growth in revenue, while companion animal product revenues were flat operationally. The performance
1 |

in livestock was based on double-digit operational growth for cattle, poultry, sheep and fish, while our U.S. companion animal portfolio was impacted primarily by short-term effects of distributors de-stocking."

“We continue to see strong end-market demand in companion animal channels, based on data from veterinary clinics, retailers and pet owners. While our sales into distributors declined in the quarter, our product sales from distributors out to the veterinary clinics were up approximately 8%3, affirming a healthy petcare market in the U.S."
“We are reiterating our full-year guidance for operational growth of 6% to 8% in revenue and 7% to 9% in adjusted net income. Looking ahead, we see positive indicators and strong demand for our animal health products, and we remain committed to delivering strong growth in 2023, based on our market leadership, innovative franchises, and diverse portfolio, while continuing to invest for the future.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for companion animals and livestock, tailored to local trends and customer needs. In the first quarter of 2023:
•Revenue in the U.S. segment was $1.005 billion, a decrease of 1% compared with the first quarter of 2022. Sales of companion animal products decreased 7%, driven by distributor de-stocking across the portfolio as well as higher purchases in the fourth quarter of 2022 ahead of expected price increases and based on promotional activities. Sales of livestock products increased 15% in the quarter. Sales of cattle products increased primarily due to improved supply of key products as well as growth across our beef implant portfolio, benefiting from expanded label approval in re-implanting programs. The company’s poultry portfolio increased due to expanded sales of vaccines despite a challenging economic environment resulting from higher feed costs and the impact of avian influenza on the commercial layer flock. This growth was partially offset by a decrease in sales of swine products in the quarter due to decreased disease prevalence.

•Revenue in the International segment was $978 million, an increase of 3% on a reported basis and an increase of 10% operationally compared with the first quarter of 2022. Sales of companion animal products grew 3% on a reported basis and 10% operationally. Contributing to growth in the quarter were the company’s monoclonal antibody products for osteoarthritis pain — Librela® for dogs and Solensia® for cats — as well as Simparica Trio®. Also contributing to growth in the quarter was key dermatology product Cytopoint® and feline vaccines. Sales of livestock products grew 3% on a reported basis and 10% operationally. Growth in the company’s cattle portfolio was the result of increased sales in Australia and smaller emerging markets. Sales of sheep products grew due to favorable market conditions in Australia and the acquisition of Jurox. Sales of the company’s poultry portfolio increased due to market growth
2 |

and demand generation efforts in several key geographies, while growth in the fish portfolio was the result of increased sales of vaccines across key salmon markets, primarily Norway.

INVESTMENTS IN GROWTH
Zoetis continues to grow key product franchises through incremental claim extensions. Simparica Trio (sarolaner/moxidectin/pyrantel), our triple combination oral parasiticide, received approval in the European Union (EU) for three new claims – prevention of eyeworms and efficacy against sarcoptic and demodectic mange. Additionally, in Japan, the company gained approvals for new indications of Cytopoint, our monoclonal antibody for allergy treatment in dogs, and anti-infective Draxxin® for pigs.
Zoetis also received approval in additional markets for new livestock products. Protivity®, the first modified live vaccine to offer protection against Mycoplasma bovis in healthy cattle, was approved in the EU and Mexico (previously approved in the U.S. and Canada), and Lawsotek™, a vaccine that helps protect healthy pigs three weeks of age or older against disease caused by the common bacterium Lawsonia intracellularis, was approved in Canada (previously approved in the U.S.).

Additionally, the company recently purchased a manufacturing site outside Atlanta, Georgia, which will be used to manufacture monoclonal antibodies, vaccines and petcare products. The facility will help ensure long-term supply of key product franchises across all global markets and is expected to begin operations in 2026.

FINANCIAL GUIDANCE
Zoetis is maintaining its full year 2023 guidance, which includes:
•Revenue between $8.575 billion to $8.725 billion (operational growth of 6% to 8%)
•Reported net income between $2.345 billion to $2.400 billion
•Adjusted net income between $2.490 billion to $2.540 billion (operational growth of 7% to 9%)
•Reported diluted EPS between $5.03 to $5.14
•Adjusted diluted EPS between $5.34 to $5.44
This guidance reflects foreign exchange rates as of late April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2023 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis
3 |

website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 4, 2023.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide -- from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.1 billion in 2022 with approximately 13,800 employees. For more information, visit www.zoetis.com.
1 Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.
2 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.
3Source: Animalytix Q1 2023 Animal Health Industry Data Report

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects, future operating or financial performance, future guidance, future operating models; disruptions in our global supply chain; R&D costs; timing and likelihood of success; expectations regarding products, product approvals or products under development and expected timing of product launches; the impact of the coronavirus (COVID-19) global pandemic and any recovery therefrom on our business, supply chain, customers and employees; expectations regarding the performance of acquired companies and our ability to integrate new businesses; expectations regarding the financial impact of acquisitions; future use of cash, dividend payments and share repurchases; tax rate and tax regimes and any changes thereto; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they
4 |

provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations of non-GAAP financial measures and the most directly comparable GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter@zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contact:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Nick Soonthornchai
1-973-443-2777 (o)	1-973-443-2792 (o)
kristen.seely@zoetis.com	nick.soonthornchai@zoetis.com

ZTS-COR
ZTS-IR
ZTS-FIN
5 |

ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended
	March 31,
	2023	2022	% Change
Revenue	$2,000	$1,986	1
Costs and expenses:
Cost of sales	588	569	3
Selling, general and administrative expenses	505	465	9
Research and development expenses	142	122	16
Amortization of intangible assets	37	41	(10)
Restructuring charges and certain acquisition-related costs	21	2	*
Interest expense, net of capitalized interest	63	53	19
Other (income)/deductions–net	(53)	7	*
Income before provision for taxes on income	697	727	(4)
Provision for taxes on income	146	133	10
Net income before allocation to noncontrolling interests	551	594	(7)
Less: Net loss attributable to noncontrolling interests	(1)	(1)	—
Net income attributable to Zoetis Inc.	$552	$595	(7)

Earnings per share—basic	$1.19	$1.26	(6)

Earnings per share—diluted	$1.19	$1.26	(6)

Weighted-average shares used to calculate earnings per share
Basic	463.5	472.2
Diluted	464.6	474.1

(a)    The condensed consolidated statements of income present the three months ended March 31, 2023 and 2022. Subsidiaries operating outside the United States are included for the three months ended February 28, 2023 and 2022.
* Calculation not meaningful.

6 |

ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended March 31, 2023
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$588	$(4)	$—	$—	$584
Gross profit	1,412	4	—	—	1,416
Selling, general and administrative expenses	505	(7)	—	—	498
Amortization of intangible assets	37	(31)	—	—	6
Restructuring charges and certain acquisition-related costs	21	—	(1)	(20)	—
Other (income)/deductions–net	(53)	—	—	(2)	(55)
Income before provision for taxes on income	697	42	1	22	762
Provision for taxes on income	146	8	—	2	156
Net income attributable to Zoetis	552	34	1	20	607
Earnings per common share attributable to Zoetis–diluted	1.19	0.07	—	0.05	1.31

	Three Months Ended March 31, 2022
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$569	$(1)	$—	$(3)	$565
Gross profit	1,417	1	—	3	1,421
Selling, general and administrative expenses	465	(7)	—	—	458
Amortization of intangible assets	41	(32)	—	—	9
Restructuring charges and certain acquisition-related costs	2	—	(2)	—	—
Other (income)/deductions–net	7	—	—	3	10
Income before provision for taxes on income	727	40	2	—	769
Provision for taxes on income	133	10	1	1	145
Net income attributable to Zoetis	595	30	1	(1)	625
Earnings per common share attributable to Zoetis–diluted	1.26	0.06	—	—	1.32
(a)    The condensed consolidated statements of income present the three months ended March 31, 2023 and 2022. Subsidiaries operating outside the United States are included for the three months ended February 28, 2023 and 2022.
(b)    Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).

7 |

ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)    Acquisition-related costs include the following:

	Three Months Ended
	March 31,
	2023	2022
Integration costs(a)	$1	$2
Total acquisition-related costs—pre-tax	1	2
Income taxes(b)	—	1
Total acquisition-related costs—net of tax	$1	$1
(a)    Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.
(b)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

(2)    Certain significant items include the following:

	Three Months Ended
	March 31,
	2023	2022
Other restructuring charges and cost-reduction/productivity initiatives(a)	$20	$2
Other	2	(2)
Total certain significant items—pre-tax	22	—
Income taxes(b)	2	1
Total certain significant items—net of tax	$20	$(1)
(a)    For the three months ended March 31, 2023, primarily consisted of employee termination costs related to organizational structure refinements, included in Restructuring charges and certain acquisition-related costs.
For the three months ended March 31, 2022, primarily consisted of product transfer costs, included in Cost of sales.
(b)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.
8 |

ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2023	2022	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$584	$565	3%	(9)%	12%
as a percent of revenue	29.2%	28.4%	NA	NA	NA
Adjusted SG&A expenses	498	458	9%	(2)%	11%
Adjusted R&D expenses	142	122	16%	(3)%	19%
Adjusted net income attributable to Zoetis	607	625	(3)%	—%	(3)%

(a)    Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.
(b)    Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

9 |

ZOETIS INC.
2023 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2023
Revenue	$8,575 to $8,725
Operational growth(a)	6% to 8%
Adjusted cost of sales as a percentage of revenue(b)	29.5% to 30.0%
Adjusted SG&A expenses(b)	$2,060 to $2,100
Adjusted R&D expenses(b)	$635 to $660
Adjusted interest expense and other (income)/deductions-net(b)	Approximately $170
Effective tax rate on adjusted income(b)	20.0% to 21.0%
Adjusted diluted EPS(b)	$5.34 to $5.44
Adjusted net income(b)	$2,490 to $2,540
Operational growth(a)(c)	7% to 9%
Certain significant items and acquisition-related costs(d)	$20 - $25

The guidance reflects foreign exchange rates as of late April 2023.
Reconciliations of 2023 reported guidance to 2023 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(d)	Purchase accounting	Adjusted(c)
Cost of sales as a percentage of revenue	29.7% to 30.2%	~ (0.1%)	~ (0.1%)	29.5% to 30.0%
SG&A expenses	$2,090 to $2,130		~ $(30)	$2,060 to $2,100
R&D expenses	$636 to $661		~ $(1)	$635 to $660
Interest expense and other (income)/deductions-net	~ $170			~ $170
Effective tax rate	20.0% to 21.0%			20.0% to 21.0%
Diluted EPS	$5.03 to $5.14	$0.04 - $0.05	~ $0.26	$5.34 to $5.44
Net income attributable to Zoetis	$2,345 to $2,400	$20 - $25	~ $120	$2,490 to $2,540
(a)    Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.
(b)    Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, and adjusted interest expense and other (income)/deductions-net are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(c)    We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable U.S. GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
(d)    Primarily includes certain nonrecurring costs related to acquisitions and other charges.
10 |

ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2023	2022	Total	Foreign Exchange	Operational(b)
Revenue:
Companion Animal	$1,225	$1,263	(3)%	(3)%	—%
Livestock	758	705	8%	(4)%	12%
Contract Manufacturing & Human Health	17	18	(6)%	(2)%	(4)%
Total Revenue	$2,000	$1,986	1%	(3)%	4%

U.S.
Companion Animal	$721	$774	(7)%	—%	(7)%
Livestock	284	246	15%	—%	15%
Total U.S. Revenue	$1,005	$1,020	(1)%	—%	(1)%

International
Companion Animal	$504	$489	3%	(7)%	10%
Livestock	474	459	3%	(7)%	10%
Total International Revenue	$978	$948	3%	(7)%	10%

Companion Animal:
Dogs and Cats	$1,153	$1,199	(4)%	(3)%	(1)%
Horses	72	64	13%	(3)%	16%
Total Companion Animal Revenue	$1,225	$1,263	(3)%	(3)%	—%

Livestock:
Cattle	$399	$364	10%	(3)%	13%
Swine	142	154	(8)%	(5)%	(3)%
Poultry	139	124	12%	(5)%	17%
Fish	49	44	11%	(7)%	18%
Sheep and other	29	19	53%	(8)%	61%
Total Livestock Revenue	$758	$705	8%	(4)%	12%

(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

11 |

ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2023	2022	Total	Foreign Exchange	Operational(a)
Total International	$977.5	$947.5	3%	(7)%	10%
Australia	81.8	64.9	26%	(6)%	32%
Brazil	84.0	76.8	9%	5%	4%
Canada	50.1	49.0	2%	(6)%	8%
Chile	39.2	41.2	(5)%	—%	(5)%
China	102.2	102.7	—%	(8)%	8%
France	33.7	31.9	6%	(6)%	12%
Germany	45.3	43.1	5%	(6)%	11%
Italy	25.5	30.4	(16)%	(5)%	(11)%
Japan	39.1	59.1	(34)%	(11)%	(23)%
Mexico	38.6	34.8	11%	8%	3%
Spain	32.9	33.4	(1)%	(5)%	4%
United Kingdom	68.2	63.5	7%	(12)%	19%
Other developed markets	121.9	115.2	6%	(7)%	13%
Other emerging markets	215.0	201.5	7%	(13)%	20%
(a)    Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

12 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2023	2022	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$1,005	$1,020	(1)%	—%	(1)%
Cost of Sales	203	185	10%	—%	10%
Gross Profit	802	835	(4)%	—%	(4)%
Gross Margin	79.8%	81.9%
Operating Expenses	188	165	14%	—%	14%
Other (income)/deductions-net	—	—	*	*	*
U.S. Earnings	$614	$670	(8)%	—%	(8)%

International:
Revenue	$978	$948	3%	(7)%	10%
Cost of Sales	291	265	10%	(10)%	20%
Gross Profit	687	683	1%	(5)%	6%
Gross Margin	70.2%	72.0%
Operating Expenses	151	145	4%	(7)%	11%
Other (income)/deductions-net	1	—	*	*	*
International Earnings	$535	$538	(1)%	(5)%	4%

Total Reportable Segments	$1,149	$1,208	(5)%	(2)%	(3)%

Other business activities(c)	(114)	(98)	16%
Reconciling Items:
Corporate(d)	(208)	(259)	(20)%
Purchase accounting adjustments(e)	(42)	(40)	5%
Acquisition-related costs(f)	(1)	(2)	(50)%
Certain significant items(g)	(22)	—	*
Other unallocated(h)	(65)	(82)	(21)%
Total Earnings(i)	$697	$727	(4)%
(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.
(c)    Other business activities includes the research and development costs managed by our research and development organization, as well as our contract manufacturing business and human health business.
(d)     Corporate includes, among other things, certain costs associated with information technology, administration expenses, interest income and expense, certain compensation costs and other costs not charged to our operating segments.
(e)    Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(f)    Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.
(g)    Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain asset impairment charges, restructuring charges and implementation costs associated with cost-reduction/productivity initiatives that are not associated with an acquisition and the impact of divestiture-related gains and losses.
(h)    Includes overhead expenses associated with our global manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.
(i)    Defined as income before provision for taxes on income.
* Calculation not meaningful.
13 |